Exhibit 99.1

Kayne Anderson BDC, Inc. Announces Amendment of its Corporate Credit Facility to Extend the Maturity Date and Reduce Borrowing Costs

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC”) (the “Company”) announced the amendment of its senior secured revolving credit facility (the “Corporate Credit Facility”). The amendment added a new lender and extended the maturity date on the existing $400 million of aggregate commitments to November 22, 2029. An additional commitment of $75 million has a maturity date of February 18, 2027. The Corporate Credit Facility allows the Company, under certain circumstances, to increase the overall size to a maximum of $600 million. The amendment also reduced the interest rate on the $400 million commitment from 2.35% to 2.10% for any Term Secured Overnight Funding Rate (“Term SOFR”) loans and from 1.25% to 1.00% for any Alternative Base Rate (“ABR”) loans.

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts

Investor Relations

kaynebdc@kaynecapital.com